Exhibit 15.2

April 6, 2021

KE Holdings Inc.
Oriental Electronic Technology Building,

No. 2 Chuangye Road, Haidian District,

Beijing 100086

People's Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the heading “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company—C. Organizational Structure—Contractual Arrangements with our VIEs and their Shareholders” and “Item 10. Additional Information—E. Taxaion” in KE Holdings Inc.’s Annual Report on Form 20-F for the year ended December 31, 2020 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2021. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices

Han Kun Law Offices